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                                                                    EXHIBIT 10.5



                              EMPLOYMENT AGREEMENT


         AGREEMENT dated as of July 1, 1996, by and between MIDWAY GAMES INC. ("Midway"), a Delaware corporation with offices at 3401 North California Avenue, Chicago, IL 60618 and NEIL D. NICASTRO ("Nicastro"), residing at 999 North Sheridan Road, Lake Forest, Illinois 60045.

                              W I T N E S S E T H

         WHEREAS, Midway desires to employ Nicastro and Nicastro is willing to undertake such employment on the terms and subject to the conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter set forth, the parties hereto agree as follows:

         1. Midway hereby employs Nicastro, and Nicastro agrees to be employed by Midway pursuant hereto, to perform the duties of the Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Midway and such other supervisory or executive duties on behalf of Midway as the Board of Directors of Midway shall determine. Except with the consent of Nicastro, the principal office in which he shall perform his duties shall be located in Chicago, Illinois, or its environs.

         2. The term of Nicastro's employment hereunder shall commence on the date hereof and terminate on June 30, 2001 (the "Original Term"); provided, however, that the term of Nicastro's employment shall be deemed automatically extended from time to time such that the term of such employment shall at no time be less than three years (the "Extended Term"); and provided further, that Nicastro's services hereunder may be terminated by either party, effective upon expiration of the Original Term or the Extended Term upon written notice from the
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terminating party to the other party dated and received at least three (3)
years prior to the respective termination date, and, provided further, that in the event of the "total disability" of Nicastro (as hereinafter defined), any right of Midway to terminate Nicastro's services shall be subject to the provisions of Paragraph 7 of this Agreement.

         3.      (a)      Midway shall pay to Nicastro in respect of each year
of his employment hereunder, a base salary at the rate of $300,000 per annum, payable in equal bi-weekly installments, or such greater amount as the Board of Directors of Midway shall from time to time determine.

                 (b) Commencing with the fiscal year of Midway beginning July 1, 1996 and each fiscal year thereafter during the term of this Agreement, Nicastro shall be paid a bonus in the amount equal to two percent (2%) of "pre-tax income" multiplied by the percentage of Midway common stock outstanding which is not owned by WMS Industries Inc. ("WMS"). The term "pre-tax income" means the "Income before tax provision and extraordinary items" of Midway as reported on its audited consolidated statements of operations with respect to the applicable fiscal year, but modified to eliminate the effect of (A) any adjustment for taxes, penalties or interest payable with respect to any fiscal year beginning before July 1, 1996 and (B) the bonus payable pursuant to this subparagraph, both such modifications to be determined by the Board of Directors in accordance with generally accepted accounting principles. The amount of the bonus, if any, to which Nicastro becomes entitled pursuant to this subparagraph shall be paid within fifteen
(15) days after Midway releases its audited financial statements for the applicable fiscal year. With respect to the fiscal year of Midway during which Nicastro's employment hereunder terminates for any reason, Nicastro shall be entitled to a pro-rata bonus





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based upon the number of days in such fiscal year during which Nicastro was employed by Midway. If requested by Nicastro, Midway shall make quarterly interest free advances against the bonus in amounts mutually agreeable to Midway and Nicastro.

                 (c) In addition to other compensation hereunder, Nicastro shall be entitled to participate in and receive the benefits of all pension and retirement plans, bonus plans, health, life, hospital, medical and dental insurance (including reimbursement for all medical and dental expenses incurred by him, his spouse and his children twenty-one (21) years of age or younger, to the extent such expenses are not otherwise reimbursed by insurance provided by WMS or Midway, as the case may be) and all other employee benefits and perquisites generally made available to employees of Midway to the extent that WMS fails for any reason to provide the aforementioned benefits and perquisites to Nicastro pursuant to the WMS Agreement (as hereinafter defined). Nicastro shall also be entitled to a paid vacation of not less than four (4) weeks per annum. In addition, Midway shall provide Nicastro with One Million Dollars ($1,000,000) in additional life insurance coverage, payable to such beneficiary as Nicastro shall designate from time to time, in such form and manner as Midway and Nicastro shall determine as appropriate in order to minimize the income tax consequences of such coverage to Nicastro.

         4. During the term of this Agreement, Midway shall reimburse Nicastro for all expenses reasonably incurred by him in connection with the business of Midway, including, but not limited to, such items as entertainment, traveling, hotel, gifts and similar items as shall be deemed necessary and commensurate with his position as Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Midway. Nicastro will present receipts or vouchers for any requested reimbursements in accordance with Midway's normal policy and





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will comply with any appropriate procedures established by Midway to provide for payment or withholding of income or other taxes as may be required by law to be paid or withheld in connection with any such reimbursements.

         5.      (a)      Nicastro agrees that, throughout the period in which
he is required to perform services hereunder, he will devote his attention, knowledge and skills faithfully, diligently and to the best of his ability in furtherance of the business of Midway and businesses in which Midway has an interest, and in the full performance of the duties assigned to him hereunder, subject at all times, to the direction and control of the Board of Directors of Midway, and he shall not, throughout such period, enter into the service of, or be employed in any capacity or for any purpose whatsoever by, any person, firm or corporation other than Midway and businesses in which Midway has an interest, except as permitted in this Paragraph 5(a) and in Paragraph 5(b) below with respect to Nicastro's activities on behalf of WMS, if such other services or employment would interfere with the performance of his duties hereunder. Nothing contained in this paragraph shall be deemed to prohibit Nicastro from (i) investing his assets or funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of Midway, except that Nicastro may invest in a corporate entity in competition with Midway if such corporation's stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Nicastro's holdings therein represent less than 5% of the outstanding stock thereof; or (ii) acting as a director, trustee, officer, or upon a committee of any other firm, trust or corporation where such positions do not unreasonably interfere with the services to be rendered by Nicastro hereunder. Midway acknowledges that Nicastro may continue to perform services for businesses in which Midway





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had an interest at the time his services commenced even after Midway's interest terminates, so long as such services do not unreasonably interfere with the services to be rendered by Nicastro hereunder.

                 (b) Midway acknowledges that Nicastro currently serves as Chairman of the Board of Directors, President, Chief Executive Officer and Chief Operating Officer of WMS, the parent company of Midway, pursuant to a Third Amended and Restated Employment Agreement dated as of July 1, 1996 between WMS and Nicastro, and that he will divide his time and attention between the business of Midway and the business of WMS in such manner as he shall consider appropriate. Any termination of this Agreement by Midway by reason of Midway's determination that Nicastro has not devoted sufficient time and attention to the business of Midway shall be deemed a termination in violation of this Agreement.

         6.      (a)      In the event Nicastro shall die during the term of
this Agreement but prior to his "Retirement Date" (as hereinafter defined), Midway shall, in addition to the benefits, which may become payable pursuant to subparagraph 3(c), pay death benefits as hereinafter provided to such person or persons as Nicastro shall, at his option, from time to time designate by written instrument delivered to Midway, each subsequent designation to be deemed to revoke all prior designations, or if no such designation is made, to his estate, for a period of seven (7) years, in equal monthly payments commencing the first day of the first month following death. Such annual death benefit shall be equal to one-half (1/2) of the aggregate annual base salary payable to Nicastro as of the date of death, but in no event shall be less than One Hundred Fifty Thousand Dollars ($150,000) per annum.





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                 (b)      "Retirement Date" shall mean the later to occur of
(i) the date on which Nicastro shall become forty-five (45) years old or (ii) the date of the termination of Nicastro's employment by Midway. Midway will pay to Nicastro on the first day of the first month following his Retirement Date, and on the first day of each month thereafter for a period of seven (7) years in equal monthly payments, an annual retirement income benefit equal to one-half (1/2) of the aggregate annual base salary payable to Nicastro as of the date of termination of his employment by Midway, but in no event less than One Hundred Fifty Thousand Dollars ($150,000) per annum. In the event that Nicastro shall die after his Retirement Date, but before the retirement benefits provided for herein shall be fully paid, the balance thereof shall thereafter be payable in monthly installments to his estate.

                 (c) The death and retirement benefits provided by subparagraphs 6(a) and (b) hereof shall be payable notwithstanding the termination of Nicastro's employment by Midway for any reason or the resignation of Nicastro at any time after the date hereof.

         7. Nicastro shall receive full compensation for any period of illness or incapacity during the term of his employment hereunder. Notwithstanding the foregoing, if such illness or incapacity shall have disabled Nicastro from performing his duties hereunder for a period of more than six (6) consecutive months (hereinafter referred to as "total disability"), Midway shall thereafter have the right to terminate Nicastro's employment under this Agreement upon giving at least thirty (30) days' written notice of its intention to do so. If Nicastro shall resume his duties within thirty (30) days following the receipt of such notice, and shall perform such duties on a regular basis for two (2) consecutive months thereafter, this Agreement and Nicastro's employment hereunder shall continue in full force and Midway's notice of intention to terminate





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shall have no further force or validity.  In the event that Midway shall give such notice of termination and Nicastro shall not timely resume his duties hereunder, Nicastro's employment under this Agreement shall terminate on the date set forth in the notice but all other applicable terms of this Agreement, including, among other things, the obligation of Midway to pay death and retirement benefits under Paragraph 6 above, shall remain in full force and effect.

         8. Subject to Nicastro's duties to WMS and except as permitted in Paragraph 5 hereof, Nicastro covenants and agrees as follows:

                 (a) During the period of his employment hereunder, and for a further period of one (1) year thereafter he shall not, directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, or allow his name to be used in any business or enterprise which competes in any way with Midway in any city or trade territory in the United States (including Puerto Rico) or Canada where Midway is directly or indirectly, through distributors or others, engaged in the operation of its business.

                 (b) During the term of this Agreement and thereafter, he shall hold in a fiduciary capacity for the benefit of Midway, all information, knowledge and data relating to or concerned with its operations, sales, businesses and affairs, and he shall not disclose or divulge any such information, knowledge or data to any person, firm or corporation other than to Midway or its designees, except as may otherwise be required in connection with the business and affairs of Midway.

         Nicastro acknowledges that the provisions of this Paragraph 8 are reasonable and necessary for the protection of Midway, and that each provision, and the period or periods of





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time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. In the event that any provision of this Paragraph 8, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. Midway acknowledges that Nicastro's duties to WMS may, at such time as WMS is permitted to engage in businesses competitive with that of Midway, include activities competitive with that of Midway and that any termination of this Agreement by Midway by reason of the foregoing shall be deemed a termination in violation of this Agreement.

         9.      (a)      Except as provided in the next succeeding
subparagraph, in the event of a breach or threatened breach by either Midway or Nicastro of any obligations under this Agreement, the parties hereto acknowledge that Midway or Nicastro, as the case may be, will not have an adequate remedy at law, and shall be entitled to such equitable and injunctive relief as may be available to restrain violations of the provisions of this Agreement. Nothing in this subparagraph shall be construed as prohibiting the parties hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages for such breach or threatened breach.

                 (b) Notwithstanding anything contained in the preceding subparagraph to the contrary:





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                          (i)     (A)      If Midway terminates Nicastro's
                 employment in violation of this Agreement and Nicastro gives the written notice to Midway provided for in subparagraph 9(c) hereof; or (B) if at any time during the term of this Agreement, individuals who presently constitute the Board of Directors of Midway, or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either presently on the Board or such recommended successors (such present directors or recommended directors being hereafter referred to as "Acceptable Directors"), cease for any reason to constitute at least a majority of such Board, and Nicastro gives the written notice to Midway provided for in subparagraph 9(d) hereof, Midway shall pay to Nicastro within fifteen (15) days (or, if later, five (5) business days after Nicastro's delivery of the notice of determination described in subparagraph 9(b)(iii) below) after such termination pursuant to clause (A) or (B) hereof, as the case may be, as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to him under this Agreement, and without mitigation of any kind or amount, whether or not Nicastro shall seek or accept other employment, a lump sum payment equal in amount to the sum of:

                          (I) the aggregate base salary which would have been payable to Nicastro pursuant to subparagraph 3(a) of this Agreement during the remaining term hereof (for purposes of this subparagraph 9(b)(I), the rate of Nicastro's base salary shall be deemed to be Nicastro's base salary at the highest annual rate in effect during the one-year period immediately preceding termination);

                          (II) the aggregate bonus which would have been payable to Nicastro pursuant to subparagraph 3(b) of this Agreement during the remaining term hereof, assuming pre-tax income of Midway during the remaining term hereof is





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                 earned at the highest level achieved in either of the last two
                 (2) full fiscal years prior to such termination; and

                          (III) the aggregate retirement benefits which would have been payable to Nicastro pursuant to subparagraph 6(b) of this Agreement (for purposes of this subparagraph 9(b)(III), Nicastro's Retirement Date shall be deemed the date of such termination if such Retirement Date has not yet actually occurred);

                 but in no event shall the payment pursuant to this subparagraph 9(b)(i) be less than three times Nicastro's base salary at the highest annual rate in effect during the one-year period immediately preceding termination. Each of the payments provided for in this subparagraph 9(b)(i) shall be paid in full, without discount to present value. In addition to such lump sum payment to Nicastro, Nicastro shall have the right, exercisable within thirty (30) days after such termination pursuant to clauses (A) or (B) hereof, to sell to Midway any or all options held by Nicastro to purchase Midway common stock and options to purchase the securities of any other company at least 20% of the voting securities of which are owned by Midway (a "Related Company") at a price per option equal to the amount by which (i) the average closing price of the Midway common stock or the securities of such Related Company, as the case may be, on the New York Stock Exchange (or other applicable trading market if not listed on the New York Stock Exchange) during the thirty-day period immediately preceding the date on which he notifies Midway of his election to sell such options plus the fair market value per share of other securities or assets which Nicastro would be entitled to receive upon exercise of such options exceeds
                 (ii) the option exercise price for each such share. All options not yet fully exercisable shall be deemed fully exercisable for





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                 purposes of the foregoing computation.  Such payments shall be made by Midway at the time provided in this subparagraph 9(b)(i) and shall not require any further authorization or approval of the Board of Directors of Midway.

                          (ii) If it shall be determined that any amount payable under subparagraph 9(b) by Midway to or for the benefit of Nicastro (a "Base Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Nicastro shall be entitled to receive an additional payment (the "Gross-up Payment") in an amount such that the net amount retained by Nicastro, after the calculation and deduction of any Excise Tax on the Base Payment and any federal, state, and local income taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Base Payment. In determining this amount, the amount of the Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Gross- Up Payment attributable to state and local income taxes. Finally, the Gross-Up Payment shall be reduced by income or Excise Tax withholding payments made by Midway to any federal, state, or local taxing authority with respect to the Gross-Up Payment that was not deducted from compensation payable to Nicastro.

                          (iii) All determinations required to be made under subparagraph 9(b)(ii), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such





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                 determination, except as specified above, shall be made by
                 Midway's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to Midway and Nicastro within fifteen business days after the receipt of notice from Nicastro that there should be a Gross-Up Payment. The determination of tax liability made by the Accounting Firm shall be subject to review by Nicastro's tax advisor, and, if Nicastro's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Nicastro's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants and tax advisors retained by either Nicastro or Midway shall be borne by Midway. Any Gross-Up Payment shall be paid by Midway to Nicastro within five days after the receipt of the determination. Any determination by a jointly designated public accounting firm shall be binding upon Midway and Nicastro.

                 (c) Midway shall be deemed to have terminated Nicastro's employment in violation of this Agreement for all purposes hereunder, if, among other things, without his prior written consent:

                          (i) Nicastro is placed in any position of lesser stature than that of Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Midway; is assigned duties inconsistent with such positions or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in such positions on the date





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                 hereof; is assigned performance requirements or working
                 conditions which are at variance with the performance requirements and working conditions in effect on the date hereof; or is accorded treatment on a general basis which is in derogation of his status as President and Chief Executive Officer;

                          (ii) Nicastro ceases to serve as a member of the Board of Directors of Midway;

                          (iii) Midway discontinues or reduces (from the highest level in effect during the term of this Agreement) the amount of base salary or bonus payable to Nicastro pursuant to subparagraphs 3(a) or 3(b) of this Agreement; or

                          (iv) Midway discontinues or reduces (from the level in effect on the date hereof) the perquisites or fringe benefits inherent in Nicastro's position on the date hereof;

and Nicastro gives written notice of his election to deem such act to constitute termination, in which event termination pursuant to this subparagraph 9(c) shall be deemed to have occurred upon the date of the giving of such notice.

         (d) In the event of a change in the constitution of the Board of Directors of Midway such that it does not include a majority of Acceptable Directors as provided in Clause (B) of subparagraph 9(b)(i) hereof, and in the further event that at any time thereafter, Nicastro gives written notice of his election to terminate this Agreement, termination pursuant to this subparagraph 9(d) shall be deemed to have occurred upon the date of the giving of such notice.

         10. This Agreement may not be assigned by Nicastro but shall inure to the benefit of and shall be binding upon the successors and assigns of Midway.





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         11.     All notices shall be addressed to each party hereto at its address set forth on the first page of this Agreement or as such address may be changed from time to time by notice in accordance with this Paragraph 11 and shall be delivered in person or sent by mail with first class postage prepaid or by express mail service for next day delivery or other responsible overnight delivery service, and, if sent by mail shall be deemed to have been given and received two business days after the date of deposit in the mails and, if sent by express mail service or overnight delivery service shall be deemed to have been given and received on the next business day after the date of the delivery of the notice to such service.

         12. Any waiver by either Midway or Nicastro of any breach of any provisions of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach hereof.

         13. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Illinois applicable to agreements to be performed entirely therein.

         14. No amendment or modification of this Agreement shall be valid and binding unless made in writing and signed by both of the parties hereto.

         15. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.





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         16.     Notwithstanding anything to the contrary contained herein, this Agreement is subject to, and shall have no force and effect until, the completion of the initial public offering of common stock by Midway.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  MIDWAY GAMES INC.


                                  By:________________________
                                        Harold H. Bach, Jr.
                                        Executive Vice
                                        President - Finance


                                  ___________________________
                                        NEIL D. NICASTRO





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